EXHIBIT 5.1

Pillsbury Winthrop LLP

2475 Hanover Street

Palo Alto, CA 94304

January 9, 2004

SYNNEX Corporation

3797 Spinnaker Court

Fremont, CA 94538

Re:	Registration Statement on Form S-8

Ladies and Gentlemen:

We are acting as counsel for SYNNEX Corporation, a Delaware corporation (the “Company”), in connection with the registration statement on Form S-8 (the “Registration Statement”) relating to the registration under the Securities Act of 1933 (the “Act”) of 14,542,948 shares of the Company’s common stock, par value $0.001 per share (the “Shares”), issuable pursuant to the Company’s 2003 Stock Incentive Plan, 2003 Employee Stock Purchase Plan, 1997 Stock Option/Stock Issuance Plan, 1993 Stock Option Plan and Special Executive Stock Option/Stock Issuance Plan (the “Plans”).

We have reviewed and are familiar with such corporate proceedings and other matters as we have deemed necessary for this opinion. Based upon the foregoing, we are of the opinion that the Shares have been duly authorized and, when issued and sold in accordance with the Plan, will be legally issued, fully paid and nonassessable. This opinion is limited to matters governed by the General Corporation Law of the State of Delaware.

We hereby consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement. In giving this consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Securities and Exchange Commission promulgated thereunder.

Very truly yours,

/s/    Pillsbury Winthrop LLP